Exhibit 10.2

4510 E. Thousand Oaks Blvd Westlake Village, CA 91362

August 16, 2010

Microvision, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

Re:	Engagement of Reedland Capital Partners, an Institutional Division of Financial West Group as Placement Agent for Microvision, Inc.

Gentlemen:

This letter (this “Engagement Letter”) will confirm our agreement with Microvision, Inc. (the “Company”) with respect to the engagement of Reedland Capital Partners, an Institutional Division of Financial West Group (“FWG/Reedland”) as the Company’s placement agent, solely in connection with the placement of the Company’s common stock to Azimuth Opportunity, Ltd. (collectively with its affiliated funds, the “Investor”), as more fully described herein. FWG/Reedland hereby agrees, on a best efforts basis and subject to the satisfactory completion of our continuing due diligence, to place up to Sixty Million Dollars ($60,000,000) of the Company’s authorized but unissued common stock (the “Common Stock” or “Common Shares”) with the Investor, as more particularly set forth below and subject to the terms and conditions of this Engagement Letter.

The Common Stock will be offered and sold on such terms as the Company and the Investor may agree upon in that certain “Common Stock Purchase Agreement”, dated August 16, 2010, by and between the Company and the Investor (the “Purchase Agreement”) and the offering and sale of such Common Stock shall be made in reliance upon the provisions of Section 4(2) of the Securities Act of 1933 (the “Securities Act”) and Regulation D promulgated pursuant to the Securities Act, as amended (“Regulation D”). FWG/Reedland will use no offering materials other than the Company’s publicly filed reports and such other materials, including the Purchase Agreement and a registration rights agreement, as the Company will have approved prior to their use. The parties hereto agree that the Common Shares will be offered and sold by the Company in compliance with all applicable federal and state securities laws and regulations, including but not limited to Regulation D. The Investor shall certify to the Company in writing in the Purchase Agreement that it is an “accredited investor” as that term is defined by Rule 501(c) of Regulation D. The placement of the Common Stock by FWG/Reedland to the Investor as contemplated hereby may be referred to herein as the “Offering”.

30 Sunnyside Avenue | Mill Valley | CA 94941 | (415) 383-4700 | Fax (415) 383-4799

The term of FWG/Reedland’s engagement (the “Engagement Period”) as placement agent for the offer and sale of the Common Stock to the Investor will commence on the date of actual receipt by FWG/Reedland of an executed copy of this Engagement Letter from the Company and, unless extended pursuant to the further written agreement of the parties, will expire upon the earlier of (i) September 1, 2012, (ii) the date that all the shares of Common Stock under the Purchase Agreement have been issued and sold, (iii) the date that the Investor has purchased an aggregate of $60,000,000 of shares of Common Stock, or that number of shares which is one share less than twenty percent (20.0%) of the total issued and outstanding shares of Common Stock as of the effective date of the Purchase Agreement, whichever occurs first, pursuant to the Purchase Agreement, (iv) the date that the Offering is terminated by the Company or the Investor or (v) the date that FWG/Reedland breaches any representation or covenant in this Engagement Letter. To the extent the Company so requests, FWG/Reedland will assist with each settlement of the purchase of the Common Stock pursuant to the Offering (each, a “Closing”). There may be multiple Closings of the Offering during the Engagement Period.

Upon the date of each Closing of the purchase of the Common Shares, the Company hereby agrees to pay FWG/Reedland a cash commission equal to one percent (1.00%) of the aggregate dollar amount paid to the Company for the Common Shares purchased by the Investor in connection therewith. Such cash commission(s) shall be payable to FWG/Reedland at the direction of the Company via wire transfer in accordance with the wiring instructions annexed hereto as Exhibit B.

This Engagement Letter is for the confidential use of the Company and FWG/Reedland only, and may not be disclosed by the Company or by FWG/Reedland (in whole or in part) for any reason to any person other than their respective Board of Directors, executive management or its attorneys, accountants or financial advisors, and then only on a confidential basis in connection with the proposed Offering, except where disclosure is required by applicable law, stock exchange rule or regulation, or is previously agreed to in writing to by the Company and FWG/Reedland. The parties hereto acknowledge and agree that, notwithstanding the preceding sentence, (i) the arrangement contemplated hereby will be disclosed by the Company in its SEC filings and this Engagement Letter may be filed with the SEC and (ii) the arrangement contemplated hereby may also be disclosed by the Company in its reports filed pursuant to the Securities Exchange Act of 1934, as amended.

The terms of this Engagement Letter will be governed by and interpreted in accordance with the laws of the State of California, and any disputes arising hereunder shall be exclusively and finally settled by an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules in San Francisco, California. The arbitration shall be conducted by a single arbitrator mutually agreed upon by the parties. The determination, finding, judgment, and/or award made by the arbitrator shall be made in writing, shall state the basis for such determination, shall be signed by the arbitrator and shall be final and binding on all parties, and there shall be no appeal or reexamination thereof, except for fraud, perjury, evident partiality, or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors. The arbitrator shall award to the prevailing party, if any, as determined by the arbitrator, its reasonable attorneys’ fees and costs.

During the Engagement Period and for 60 days thereafter, the Company agrees that any reference to FWG/Reedland in any press release or other communications issued by the Company to the public relating to the Offering will refer to FWG/Reedland as “Reedland Capital Partners, an Institutional Division of Financial West Group”. Additionally, the Company acknowledges that FWG/Reedland may at its option and expense (and only after the first public disclosure or announcement of the Offering by the Company) place announcements and advertisements or otherwise publicize FWG/Reedland’s role in facilitating the Offering (which may include the reproduction of the Company’s logo), stating that FWG/Reedland acted as placement agent in connection with such transaction; provided, however, that FWG/Reedland shall first submit a copy of any such announcement or advertisement to the Company for its approval, which approval shall not be unreasonably withheld.

The Company hereby agrees that: (1) within three (3) days of each date that the Company provides the Investor with a “Fixed Notice Request” (as defined in the Purchase Agreement) it will provide FWG/Reedland with a copy of such Fixed Notice Request by facsimile to (415) 383-4799 (Attn: Jason Cohen), and (2) it will comply with all applicable federal and state securities laws and regulations with respect to the Offering.

FWG/Reedland hereby agrees and represents that: (1) FWG/Reedland is an institutional division of Financial West Group (member FINRA/SIPC), which is a broker/dealer registered by FINRA in accordance with all applicable laws and regulations in each jurisdiction in which FWG/Reedland intends to use its best efforts to place the Offering, including, without limitation, in the State of Washington and payment of the commission contemplated under this agreement will not jeopardize the Company’s compliance with Regulation D and applicable federal and state securities laws; (2) FWG/Reedland will not make any representations to the Investor about the Company other than information included in the Company’s public filings or otherwise conveyed to FWG/Reedland by the Company in writing; (3) FWG/Reedland will not do any advertising or make any general solicitation on behalf of the Company in connection with the Offering; (4) FWG/Reedland will comply with all applicable federal and state securities laws and regulations with respect to the Offering; (5) FWG/Reedland is not affiliated with the Investor or the Company; and (6) FWG/Reedland agrees to keep confidential any nonpublic material information about the Company conveyed to FWG/Reedland by the Company. In further consideration of FWG/Reedland’s placement of the Common Shares, the Company and FWG/Reedland agree to be fully bound by all of the indemnification provisions set forth on Exhibit A, a copy of which is attached hereto and is fully incorporated herein by this reference.

The parties acknowledge and agree that nothing contained herein shall modify or affect the rights or obligations of the Company and the Investor under the Purchase Agreement.

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If the foregoing is acceptable, please sign and return to us a copy of this Engagement Letter, which will represent the entire agreement between the Company and FWG/Reedland with respect to the matters addressed herein and will supersede all previous oral or written agreements or understandings of any nature whatsoever between the parties. We look forward to working with you.

Sincerely,

Reedland Capital Partners		Microvision, Inc.

By:	/s/ Robert Schacter	By:	/s/ Jeff T. Wilson
	Robert Schacter	Name:	Jeff T. Wilson
		Title:	Chief Financial Officer

Agreed & Accepted:

Financial West Group
By:	/s/ Thomas B. Krueger
Name:	Thomas B. Krueger
Title:	Chief Compliance Officer

Exhibit A to Engagement Letter

Company Indemnification Provisions

Microvision, Inc. (the “Company”) agrees to indemnify and hold harmless Reedland Capital Partners, an Institutional Division of Financial West Group (“FWG/Reedland”), and its directors, officers, and each person, if any, who controls FWG/Reedland within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20(a) of the Securities Exchange Act of 1934, as amended (collectively, the “Indemnitees” and each individually an “Indemnitee”), to the fullest extent permitted by applicable law, from and against any and all claims, demands, causes of action, obligations, losses, damages, liabilities, costs or expenses arising in law, equity or otherwise, of any nature whatsoever, including without limitation, any and all reasonable legal, accounting and other professional fees and related costs and disbursements and other costs, expenses, or disbursements relating thereto (collectively, the “Liabilities”), directly or indirectly, based upon or arising out of, or in connection with:

(a)	Any act or omission of the Company (or any affiliate thereof) in connection with the Engagement Letter between FWG/Reedland and the Company to which this Exhibit A is an integral part (the “Engagement Letter”) or the transactions contemplated thereby, including, without limitation, any violation of applicable laws or regulations by the Company (or any affiliate thereof); or

(b)	any untrue or alleged untrue statement of a material fact contained in any document or other information of any nature whatsoever (oral or written) furnished by the Company (or any affiliate thereof) to Azimuth Opportunity, Ltd. (collectively with its affiliated funds, the “Investor”) in connection with the Offering; or

(c)	any omission to state a material fact necessary to make any of the documents or other information of any nature whatsoever (oral or written) furnished by the Company (or any affiliate thereof), to the Investor, pursuant to any offering materials, not misleading; or

(d)	any breach by the Company (or any affiliate thereof) of any of the terms of the Engagement Letter between FWG/Reedland and the Company, or any purchase and sale agreement, registration rights agreement, or other agreement between the Company and the Investor, or the terms of the securities purchased or issuable pursuant thereto.

The Company may, at its own expense, seek reimbursement of amounts already paid to such Indemnitee once and to the extent the relevant Liabilities are determined in a final judgment by court of competent jurisdiction (not subject to further appeal) to have resulted primarily and proximately from any Indemnitee’s gross negligence or willful misconduct. These indemnification provisions are in addition to any liability that the Company may otherwise have to any Indemnitee or the Investor.

The Company further agrees that no Indemnitee will have any liability for any Liabilities (whether direct or indirect, in contract or tort or otherwise) to the Company (or any affiliate thereof), or to any person (including, without limitation, Company shareholders) claiming through the Company (or any affiliate thereof) in connection with the engagement of FWG/Reedland or for or in connection with the acts or omissions of any such Indemnitee or any other Indemnitee, except to the extent that any such Liabilities are found in final judgement by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and proximately from the gross negligence or willful misconduct (including a breach of any of the Reedland Covenants) of the Indemnitee seeking indemnification.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in final judgement by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, then the Company, on the one hand, and the claiming Indemnitees on the other hand, will contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (collectively, the “Losses”) to which such Indemnitees may be subject. Said contribution will be made in accordance with all relative benefits received by, and the fault of, the Company on the one hand, and such Indemnitees on the other hand, in connection with the statements, acts or omissions which resulted in such Losses, together with the relevant equitable considerations and will be determined pursuant to the arbitration provisions set forth in the Engagement Letter. No person found liable for fraudulent misrepresentation will be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding any of the foregoing, the Indemnitees will not be obligated to contribute in the aggregate for all of the Losses in any amount that exceeds the aggregate amount of fees actually received by FWG/Reedland pursuant to the Engagement Letter.

If any action, suit, proceeding, or investigation commenced which gives rise to a claim for indemnification and which, in any Indemnitee’s reasonable judgement, gives rise to a conflict of interest between the Company and the Indemnitees, then the Company will be entitled to participate in the defense of any claim, action, suit or proceeding as to which indemnification is being sought, and the Company may (but will not be required to) assume the defense against the claim, action, suit or proceeding with counsel satisfactory to it. After the Company notifies the Indemnitee that the Company wishes to assume the defense of a claim, action, suit or proceeding, the Company will not be liable for any further legal or other expenses incurred by the Indemnitee in connection with the defense against the claim, action, suit or proceeding, provided, however, the Indemnitees will have the right to retain legal counsel of their own choice to represent and advise them, and the Company will pay the reasonable fees, expenses and disbursements of one (1) law firm for all Indemnitees incurred from time to time in the manner set forth above. Such law firm will, to the extent consistent with their professional responsibilities, cooperate with the Company and any counsel designated by the Company. Neither the Company nor any affiliate thereof will, without the prior written consent of the Indemnitee seeking indemnification, settle or compromise any actual, potential or threatened claim for which indemnification is sought hereunder, or permit a default or consent to the entry of any judgement in respect thereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to the Indemnitees of an unconditional release from all liability in respect of such claim.

Neither termination nor completion of the engagement of FWG/Reedland pursuant to the Engagement Letter will affect these indemnification provisions, which will survive any such termination or completion and remain operative and in full force and effect. If any term, provision, covenant or restriction contained in the Engagement Letter or this Exhibit A is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Exhibit B to Engagement Letter

FWG/Reedland Wiring Instructions

(Financial West Group)